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                                                          SEC USE ONLY
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                                                  DOCUMENT SEQUENCE NO.


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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
             PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION:  Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
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1. (a) NAME OF ISSUER (Please type or print)

     Teligent, Inc.
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   (b) IRS IDENT. NO.

     54-1866562
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   (c) S.E.C. FILE NO.

     000-23387
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   (d) ADDRESS OF ISSUER

     8065 Leesburg Pike                 Vienna           Virginia      22182
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   (STREET)                              (CITY)           (STATE)     (ZIP CODE)
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   (e) TELEPHONE NO.

          703            762-5100
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        (AREA CODE)      (NUMBER)
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2. (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD


     Lynn Forester
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   (b) IRS IDENT. NO.



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   (c) RELATIONSHIP TO ISSUER


     10% holder
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   (d) ADDRESS


   116 East 65th Street                 New York          New York     10021
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   (STREET)                              (CITY)           (STATE)     (ZIP CODE)
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INSTRUCTION:  The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.

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
3 (a)            (b)                                       (c)          (d)           (e)           (f)            (g)
                 Name and Address of                       Number of                  Number of
                 Each Broker Through                       Shares or    Aggregate     Shares or     Approximate    Name of Each
  Title of the   Whom the Securities are    SEC USE ONLY   Other Units  Market        Other Units   Date of Sale   Securities
  Class of       to be Offered or Each      ------------   To Be Sold   Value         Outstanding   (See instr.    Exchange
  Securities     Market Maker who is        Broker-Dealer  (See instr.  (See instr.   (See instr.   3(f))          (See instr.
  To Be Sold     Acquiring the Securities   File Number    3(c))        3(d))         3(e))         (MO. DAY YR.)  3(g))
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

Class A          Bear, Stearns & Co.                        30,000      $1,050,000     8,178,610    2/1/99        Nasdaq
Common Stock,    245 Park Avenue                                        as of
par value $.01   New York, New York 10167                               January 29,
per share                                                               1999
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====================================================================================================================================

INSTRUCTIONS:

1. (a) Name of issuer
   (b) Issuer's I.R.S. Identification Number
   (c) Issuer's S.E.C. file number, if any
   (d) Issuer's address, including zip code
   (e) Issuer's telephone number, including area code

2. (a) Name of person for whose account the securities are to be sold
   (b) Such person's I.R.S. identification number, if such person is an entity
   (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
   (d) Such person's address, including zip code

3. (a) Title of the class of securities to be sold
   (b) Name and address of each broker through whom the securities are intended to be sold
   (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
   (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
   (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
   (f) Approximate date on which the securities are to be sold
   (g) Name of each securities exchange, if any, on which the securities are intended to be sold

          POTENTIONAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                 SEC 1147(7-97)

                        TABLE I - SECURITIES TO BE SOLD

       Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

                                                         Name of Person
                                 Nature of               from Whom Acquired         Amount of      Date         Nature
Title of         Date you        Acquisition             (If gift, also give        Securities     of           of
the Class        Acquired        Transaction             date donor acquired)       Acquired       Payment      Payment
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

Class A Common   11/26/97        Merger of Teligent,     Teligent, Inc.             1,831,410      11/26/97     Exchange of limited
Stock, par value                 L.L.C. with                                                                    liability company
$.01 per share                   Teligent, Inc.                                                                 interest in
                                                                                                                Teligent, Inc.
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====================================================================================================================================

INSTRUCTIONS:

1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.

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              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

      Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.


                                                                                                     Amount of
Name and Address of Seller               Title of Securities Sold              Date of Sale       Securities Sold   Gross Proceeds
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

Lynn Forester                            Class A Common Stock,                 11/23/98           400,000            $12,400,000
116 East 65th Street                     par value $.01 per share              1/11/99             67,500            $ 2,280,150
New York, New York 10021                                                       1/12/99             20,000            $   709,600
                                                                               1/29/99             22,000            $   809,763
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

REMARKS:


INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing his notice.


ATTENTION:

The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.



            February 1, 1999
---------------------------------------------
            (DATE OF NOTICE)


          /s/ Lynn Forester
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               (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

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ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE
            FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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                                                            SEC 1147 (7-97)